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                                                                     Exhibit 5

                      [The Gillette Company Letterhead]

                                          April 16, 2002
The Gillette Company
Prudential Tower Building
Boston, MA 02199

Ladies and Gentlemen:

      This opinion is furnished to you in connection with (i) the issuance by The Gillette Company, a Delaware corporation (the "Company"), in an exchange offer (the "Exchange Offer") of up to $350,000,000 in aggregate principal amount of its 4% Senior Notes due 2005 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Act"), in exchange for up to $350,000,000 in aggregate principal amount of the Company's outstanding up to 4% Senior Notes due 2005 (the "Original Notes"), which have not been so registered, and (ii) the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") for the purpose of registering the Exchange Notes under the Act. The Original Notes have been, and the Exchange Notes will be, issued pursuant to an indenture dated as of March 6, 2002 (the "Indenture") between the Company and Bank One, N.A., as trustee (the "Trustee"). Capitalized terms defined in the Indenture and not otherwise defined herein are used herein with the meanings so defined.

      I am Deputy General Counsel of the Company. In that capacity, I have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, I have examined or caused to be examined by counsel, originals or copies, certified or otherwise, identified to my or their satisfaction, of such documents and records and have made or caused such counsel to make such investigation of fact and such examination of law as I or they have deemed necessary or appropriate as a basis for the opinion set forth herein.

      The opinion expressed herein is limited to the laws of the State of New York.

      Based upon the foregoing, I am of the opinion that when the Exchange Notes have been duly executed and authenticated as provided in the Indenture and delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, such Exchange Notes will be the binding obligations of the Company, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

      I hereby consent to the filing of this opinion as part of the Registration Statement, including but not limited to as an exhibit thereto, and to the use of my name in the prospectus under the caption "Legal Matters."

      It is understood that this opinion is to be used only in connection with the offer and exchange of the Exchange Notes while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Carol S. Fischman, Esq.

                                          Carol S. Fischman, Esq.